Exhibit 99.2

Unaudited Pro Forma Combined Condensed Financial Information

Introduction

Qwest Acquisition

On April 1, 2011, CenturyLink, Inc. (“CenturyLink”) acquired Qwest Communications International Inc. (“Qwest”), a provider of data, Internet, video and voice services nationwide and globally. We entered into this acquisition, among other things, to realize certain strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks. As of the acquisition date, Qwest served approximately 9.0 million access lines and approximately 3.0 million broadband subscribers across 14 states.  Each share of Qwest common stock outstanding immediately prior to the acquisition converted into the right to receive 0.1664 shares of CenturyLink common stock, with cash paid in lieu of fractional shares.  The aggregate consideration was $12.273 billion, based on:

•                  the 294 million shares of CenturyLink common stock issued to consummate the acquisition;

•                  the closing stock price of CenturyLink common stock as of March 31, 2011 of $41.55;

•                  the estimated net value of the pre-combination portion of share-based compensation awards assumed by CenturyLink of $52 million (excluding the value of restricted stock included in the number of issued shares specified above); and

•                  cash paid in lieu of the issuance of fractional shares of $5 million.

We assumed approximately $12.7 billion of long-term debt in connection with our acquisition of Qwest.

Savvis Acquisition

On July 15, 2011, we acquired all of the outstanding common stock of Savvis, Inc. (“Savvis”), a provider of cloud hosting, managed hosting, colocation and network services in domestic and foreign markets. We believe this acquisition enhances our ability to be an information technology partner with our existing business customers and strengthens our opportunities to attract new business customers in the future. Each share of Savvis common stock outstanding immediately prior to the acquisition converted into the right to receive $30 per share in cash and 0.2479 shares of CenturyLink common stock. The aggregate consideration of $2.382 billion consisted of:

•                  cash payments of $1.732 billion;

•                  the 14.313 million shares of CenturyLink common stock issued to consummate the acquisition;

•                  the closing stock price of CenturyLink common stock at July 14, 2011 of $38.54; and

•                  the estimated net value of the pre-combination portion of certain share-based compensation awards assumed by CenturyLink of $98 million, of which $33 million was paid in cash.

Upon completing the acquisition, we also paid $547 million to retire certain pre-existing Savvis debt and accrued interest, and paid related transaction expenses totaling $15 million. The cash payments required on or about the closing date were funded using existing cash balances, which included the net proceeds from the June 2011 issuance of senior notes with an aggregate principal amount of $2.0 billion.

Pro forma information

The following unaudited pro forma combined condensed statement of income for the year ended December 31, 2011 is based on (i) the historical consolidated results of operations of CenturyLink and its subsidiaries, including the results of Qwest and Savvis following their respective dates of acquisition; (ii) the historical consolidated results of operations of Qwest and its subsidiaries prior to being acquired on April 1, 2011 and (iii) the historical consolidated results of operations of Savvis and its subsidiaries prior to being acquired on July 15, 2011.  Such pro forma information also reflects certain effects of the acquisitions of Qwest and Savvis, as further described below.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information, which are referred to herein as the Notes.

The pro forma financial information related to the Qwest and Savvis acquisitions was prepared using the acquisition method of accounting and is based on the assumption that both acquisitions took place as of January 1, 2011.  In accordance with the acquisition method of accounting, the actual consolidated financial statements of CenturyLink reflect the acquisitions only from and after the dates of acquisition.  We have not yet completed our analysis of the fair value of the assets and liabilities of Qwest and Savvis, and we do not expect to complete this analysis until up to one year after each acquisition’s closing date.  The fair values of certain tangible assets, intangible assets, certain contingent liabilities and residual goodwill are the most significant areas not yet finalized and therefore are subject to change.  The final fair value assignments could differ materially from the preliminary assignments reflected herein and result in our actual results differing materially from those presented in the accompanying unaudited pro forma combined condensed statement of income.  See the Notes below for additional information.

The unaudited pro forma combined condensed statement of income included herein does not adjust for integration costs incurred by us, Qwest and Savvis during 2011, nor integration costs to be incurred by us in future periods.  In addition, the unaudited pro forma combined condensed statement of income included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the acquisitions, including but not limited to those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission.  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results that would have occurred if the acquisitions of Qwest and Savvis had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results.

Our historical results of operations for the year ended December 31, 2011 were impacted by various one-time charges which are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2011.  You are urged to read the pro forma information below together with CenturyLink’s, Qwest’s and Savvis’ publicly-available historical consolidated financial statements and accompanying notes.

CENTURYLINK, INC.

PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2011

(UNAUDITED)

	CenturyLink	Qwest*	Pro forma adjustments - Qwest		Pro forma combined including Qwest	Savvis**	Pro forma adjustments -Savvis		Pro forma combined including Qwest and Savvis
	In millions, except per share amounts
OPERATING REVENUES	$15,351	2,846	(61	)(A)	18,136	558	(2	)(A)	18,692
OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	6,325	1,178	(53	)(A)	7,450	293	—		7,743
Selling, general and administrative	2,975	556	(11	)(B)	3,520	129	—		3,649
Depreciation and amortization	4,026	533	269	(C)	4,828	113	32	(C)	4,973
Total Operating Expenses	13,326	2,267	205		15,798	535	32		16,365
OPERATING INCOME	2,025	579	(266)		2,338	23	(34)		2,327
OTHER INCOME (EXPENSE)
Interest expense	(1,072)	(227)	64	(D)	(1,235)	(40)	(31	)(D)	(1,306)
Other income (expense)	(5)	5	—		—	—	—		—
Income tax expense	(375)	(146)	77	(E)	(444)	(2)	26	(E)	(420)
NET INCOME	$573	211	(125)		659	(19)	(39)		601
BASIC EARNINGS PER COMMON SHARE	$1.07	0.47			1.08	(0.60)			0.97
DILUTED EARNINGS PER COMMON SHARE	$1.07	0.47			1.07	(0.60)			0.97
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	532.8	440.3	(367.0	)(F)	606.1	31.5	(23.7	)(F)	613.9
DILUTED	534.1	443.9	(370.1	)(F)	608.0	31.5	(23.7	)(F)	615.8

* Reflects the operating results of Qwest from January 1, 2011 through March 31, 2011.

** Reflects the operating results of Savvis from January 1, 2011 through July 14, 2011.

See accompanying notes to unaudited pro forma combined condensed financial information.

Notes to Unaudited Pro Forma Combined Condensed Financial Information

(1)                                  Basis of Preliminary Assignment of Aggregate Consideration

Qwest Acquisition

We have recognized the assets and liabilities of Qwest based on our preliminary estimates of their acquisition date fair values. The determination of the fair values of many of the acquired assets and assumed liabilities (including tangible and intangible assets and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. As such, we have not completed our valuation analysis and calculations with respect to such assets and liabilities in sufficient detail necessary to arrive at the final estimates of fair value. The fair values of certain tangible assets, intangible assets, certain contingent liabilities and residual goodwill are the most significant areas not yet finalized and therefore are subject to change. We expect to complete our final fair value determinations no later than the first quarter of 2012. Our final fair value determinations may be significantly different than those reflected in our consolidated financial statements at December 31, 2011.

Based on our preliminary estimate, the aggregate consideration exceeds the aggregate estimated fair value of the acquired assets and assumed liabilities by $10.106 billion, which amount has been recognized as goodwill. This goodwill is attributable to strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following is our preliminary assignment of the aggregate consideration for the acquisition of Qwest:

April 1, 2011
(Dollars in millions)
Cash, accounts receivable and other current assets	$2,128
Property, plant and equipment	9,554
Identifiable intangible assets
Customer relationships	7,625
Capitalized software	1,702
Other	189
Other noncurrent assets	373
Current liabilities, excluding current maturities of long-term debt	(2,428)
Current maturities of long-term debt	(2,422)
Long-term debt	(10,253)
Deferred credits and other liabilities	(4,301)
Goodwill	10,106
Aggregate consideration	$12,273

Savvis Acquisition

We have recognized the assets and liabilities of Savvis based on our preliminary estimates of their acquisition date fair values. The determination of many of the fair values of the acquired assets and assumed liabilities (including tangible and intangible assets and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. As such, we have not completed our valuation analysis and calculations with respect to such assets and liabilities in sufficient detail necessary to arrive at the final estimates of fair value. The fair values of certain tangible assets, intangible assets, certain contingent liabilities and residual goodwill are the most significant areas not yet finalized and therefore are subject to change. We expect to complete our final fair value determinations no later than the second quarter of 2012. Our final fair value determinations may be significantly different than those reflected in our consolidated financial statements at December 31, 2011.

Based on our preliminary estimate, the aggregate consideration exceeds the aggregate estimated fair value of the acquired assets and assumed liabilities by $1.357 billion, which has been recognized as goodwill. This goodwill is attributable to strategic benefits, including enhanced financial and operational scale and product and market diversification that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following is our preliminary assignment of the aggregate consideration for the acquisition of Savvis:

July 15, 2011
(Dollars in millions)
Cash, accounts receivable and other current assets	$213
Property, plant and equipment	1,335
Identifiable intangible assets
Customer relationships	794
Other	51
Other noncurrent assets	27
Current liabilities, excluding current maturities of long-term debt	(129)
Current maturities of long-term debt	(38)
Long-term debt	(840)
Deferred credits and other liabilities	(388)
Goodwill	1,357
Aggregate consideration	$2,382

(2)                                 Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed statement of income.  These adjustments give effect to pro forma events that are (i) directly attributable to the acquisitions of Qwest and Savvis, (ii) factually supportable and (iii) expected to have a continuing impact on the combined company.  All adjustments are based on current assumptions, and, as described in Note 1, are subject to change upon completion of the final purchase price allocation based on the tangible and intangible assets and liabilities acquired.

(A)                               To reflect the elimination of (i) operating revenues and operating expenses previously recognized by Qwest and Savvis associated with existing deferred revenues and costs from installation activities and capacity leases that were assigned no value in the purchase price allocation process ($45 million of operating revenues and $37 million of operating expenses at Qwest and $2 million of operating revenues at Savvis) and (ii) operating revenues and operating expenses from pre-existing relationships between CenturyLink and Qwest that are subject to elimination subsequent to the acquisition ($16 million of operating revenues and operating expenses).

(B)                               To reflect a reduction of pension and postretirement benefit expense due to eliminating the amortization of previously unrecognized prior service costs and net actuarial losses recognized by Qwest in the three months ended March 31, 2011.  Such unrecognized items were eliminated at the acquisition date.

(C)                               To reflect the following changes in depreciation and amortization expense:

(i)                                     amortization expense associated with customer relationship assets not recorded prior to the acquisition, assuming an estimated useful life of 10 years utilizing (i) an accelerated (sum-of-the-years digits) amortization method for the Qwest relationships with consumer and small business customers and (ii) straight-line amortization for all other Qwest and Savvis customer relationships, which corresponds to an increase in amortization expense of $260 million for the three months ended March 31, 2011 for Qwest and to an increase in amortization expense of $39 million for the six and a half months ended July 14, 2011 for Savvis;

(ii)                                  depreciation expense changes associated with adjusting the property plant and equipment of the acquired companies to their estimated fair values at the respective acquisition dates and reassessing their estimated remaining economic lives, which corresponds to a decrease of depreciation expense of $74 million for the three months ended March 31, 2011 for Qwest and to a decrease of depreciation expense of $12 million for the six and a half months ended July 14, 2011 for Savvis;

(iii)                               amortization expense changes associated with adjusting the software of the acquired companies to their estimated fair values at the respective acquisition dates and reassessing their estimated remaining economic lives of up to seven years, which corresponds to an increase in straight-line amortization expense of $61 million for the three months ended March 31, 2011 for Qwest and to an increase in amortization expense of $1 million for the six and a half months ended July 14, 2011 for Savvis; and

(iv)                              amortization expense associated with adjusting definite-lived intellectual property assets to their estimated fair values, applying estimated useful lives ranging from 4 to 8 years and utilizing both accelerated and straight-line amortization, which corresponds to an increase in amortization expense of $22 million for the three months ended March 31, 2011 for Qwest and to an increase in amortization expense of $4 million for the six and a half months ended July 14, 2011 for Savvis.

(D)                               To reflect a reduction in interest expense from the accretion of the adjustment associated with reflecting Qwest’s long-term debt based on its estimated fair value pursuant to the acquisition method of accounting and, for Savvis, the incremental net interest expense from financing the cash portion of the purchase price of Savvis and to retire certain Savvis debt at closing.

(E)                                To reflect the tax effects of Items (A), (B), (C) and (D) using an estimated effective income tax rate of 38.0%.

(F)                                 To reflect (i) the elimination of Qwest’s and Savvis’ basic and diluted common shares outstanding, net of (ii) the assumed issuance of basic and diluted common shares as a result of the acquisition transactions calculated by multiplying Qwest’s basic and diluted common shares outstanding by the 0.1664 exchange ratio and multiplying Savvis’ basic and diluted common shares outstanding by the 0.2479 exchange ratio, respectively.

In calculating basic and diluted earnings per common share on a pro forma combined basis for the year ended December 31, 2011, $3 million (which represents the earnings applicable to unvested restricted stock grants on such date) was subtracted from net income prior to dividing such figure by average basic and diluted common shares outstanding.